Exhibit 99.1

CONTACT:	Robert Gross Chairman and Chief Executive Officer (585) 647-6400

Catherine D’Amico Executive Vice President — Finance Chief Financial Officer (585) 647-6400

Investor Relations: Leigh Parrish/Caren Barbara Financial Dynamics (212) 850-5600
FOR IMMEDIATE RELEASE
MONRO MUFFLER BRAKE, INC. ANNOUNCES RECORD FIRST QUARTER 2009
FINANCIAL RESULTS
~ Total Sales Increase 11.8% to Record $120.4 Million ~
~ Comparable Store Sales Increase 5.6% ~
~ Record First Quarter 2009 EPS of $.39 ~
~ Second Quarter 2009 Estimated EPS Range of $.36 to $.38 ~
     ROCHESTER, N.Y. — July 24, 2008 — Monro Muffler Brake, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced record financial results for its fiscal 2009 first quarter ended June 28, 2008.
First Quarter Results
     Sales for the first quarter of fiscal 2009 increased 11.8% to a record $120.4 million compared to $107.6 million for the first quarter of fiscal 2008. Sales were positively impacted by strong in-store execution, a 2.5% comparable store traffic increase driven by effective advertising programs, and additional price increases in certain product categories. Comparable store sales increased 5.6%, on top of an increase of 6.2% for the first quarter of fiscal 2008 and exceeded the Company’s previously estimated range of 3% to 5%. Comparable store sales for the first quarter of fiscal 2009 include a comparable store sales increase of 8.2% for the former ProCare stores. For specific product categories, comparable store sales increased approximately 5% for brakes, 6% for maintenance services, 12% for alignments and 9% for tires.

     The total sales for the quarter included an increase in sales from new stores of $7.4 million. The new store sales increase included $6.6 million in sales from the 19 former Craven and Valley Forge stores acquired in July 2007 and the seven former Broad Elm group stores acquired in January 2008.
     Gross margin was 42.3% in the first quarter compared to 43.4% in the prior year quarter due primarily to increased raw material costs, partially offset by price increases implemented throughout the quarter. Total operating expenses were $36.9 million, or 30.7% of sales, compared with 30.5% of sales for the same period of the prior year. Total operating expenses for the first quarters of fiscal 2009 and 2008 include amounts that were historically included in Other Income and Expense, primarily related to gains and losses on property disposals, and amortization expense.
     Net income for the quarter was $7.8 million as compared to $8.2 million for the prior year period. Diluted earnings per share for the quarter were a record $.39 and were at the high-end of the Company’s previously expected range. This compares to diluted earnings per share of $.36 in the first quarter of fiscal 2008.
     Robert G. Gross, Chairman and Chief Executive Officer stated, “We are very encouraged by our continued strong performance and the positive momentum that our business has sustained over the past five months. We believe that our unwavering commitment to providing consistent quality service to our loyal customers, coupled with our solid marketing and advertising efforts, have enabled us to increase our market share and drive store traffic in what has been a difficult time for many of our competitors. Further, our reputation as a trusted service provider has enabled us to raise our prices in order to partially offset higher raw materials costs while maintaining strong relationships with our customers.”
     The Company closed seven locations during the quarter, ending first quarter fiscal 2009 with 713 stores.
Company Outlook
     Based on year-to-date performance and current business trends, the Company anticipates comparable store sales growth in the range of 3% to 5% for the second quarter of fiscal 2009. The Company also expects diluted earnings per share for the second quarter to be in the range of $.36 to $.38, compared to $.29 for the second quarter of fiscal 2008.

     For fiscal 2009, the Company now anticipates comparable store sales growth of 3% to 4% and diluted earnings per share in the range of $1.10 to $1.18, compared with previous expectations of 2% to 4% comparable store sales growth and diluted earnings per share in the range of $1.08 to $1.18. The estimates are based on 20.4 million weighted average shares outstanding and excludes the impact of any potential acquisitions. The Company continues to expect total fiscal 2009 sales in the range of $455 million to $465 million.
     Mr. Gross concluded, “We are very pleased to see that our positive trends have extended into our current quarter, with our July monthly comparable store sales increasing approximately 8% as of last weekend. While we are cognizant of the challenging macro environment, we are cautiously optimistic about our outlook for the remainder of the year and expect that our Company-operated stores and low cost business model will allow us to continue to produce solid results. Moreover, we believe that our strong foundation will afford us the stability and flexibility to capitalize on fairly-priced acquisitions, which we anticipate may arise in this difficult environment.”
Earnings Conference Call and Webcast
     The Company will host a conference call and audio webcast, today, July 24, 2008, at 11:00 a.m. Eastern Time. The conference call may be accessed by dialing 800-762-8795 and using the required pass code 3895948. A replay will be available approximately one hour after the recording through Thursday, July 31, 2008, and can be accessed by dialing 800-406-7325. The live conference call and replay can also be accessed via audio webcast at the Investor Info section of the Company’s website, located at www.monro.com. An archive will be available at this website through July 31, 2008.
About Monro Muffler Brake
     Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Mr. Tire and Tread Quarters Discount Tires. The Company currently operates 713 stores and has 14 dealer locations in New York, Pennsylvania, Ohio, Connecticut, Massachusetts, West Virginia, Virginia, Maryland, Vermont, New Hampshire, New Jersey, North Carolina, South Carolina, Indiana, Rhode Island, Delaware, Maine and Michigan. Monro’s stores provide a full range of services for brake systems, steering and suspension systems, tires, exhaust systems and many vehicle maintenance services.

     The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, the effect of economic conditions, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates), continued availability of capital resources and financing, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the report on Form 10-K for the fiscal year ended March 29, 2008.
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MONRO MUFFLER BRAKE, INC.
Financial Highlights
(Unaudited)
(Dollars and share counts in thousands)

	Quarter Ended Fiscal June
	2009	2008	% Change

Sales	$120,369	$107,622	11.8%

Cost of sales, including distribution and occupancy costs	69,480	60,945	14.0

Gross profit	50,889	46,677	9.0

Operating, selling, general and administrative expenses	36,852	32,684	12.8

Intangible amortization	123	123	—

(Gain) loss on disposal of assets	(32)	53	—

Total operating expenses	36,943	32,860	12.4

Operating income	13,946	13,817	.9

Interest expense, net	1,519	1,189	27.8

Other income, net	(72)	(415)	(82.6)

Income before provision for income taxes	12,499	13,043	(4.2)

Provision for income taxes	4,705	4,861	(3.2)

Net income	$7,794	$8,182	(4.7)

Diluted earnings per share	$.39	$.36	8.3%

Weighted average number of diluted shares outstanding	20,105	22,910

Number of stores open (at end of quarter)	713	696

MONRO MUFFLER BRAKE, INC.
Financial Highlights
(Unaudited)
(Dollars in thousands)

	June 28,	March 29,
	2008	2008

Current assets

Cash	$2,217	$2,108

Inventories	69,332	66,183

Other current assets	24,322	24,582

Total current assets	95,871	92,873

Property, plant and equipment, net	182,218	184,184

Other noncurrent assets	93,753	93,412

Total assets	$371,842	$370,469

Liabilities and Shareholders’ Equity

Current liabilities	$67,357	$58,311

Long-term debt	107,176	122,585

Other long term liabilities	14,650	14,725

Total liabilities	189,183	195,621

Total shareholders’ equity	182,659	174,848

Total liabilities and shareholders’ equity	$371,842	$370,469